Exhibit 99.1

CONTACTS:	Sung Lee, Investors
(650) 524-7792

Amy Flood, Media
(650) 522-5643

For Immediate Release

GILEAD  SCIENCES’  CHIEF  SCIENTIFIC  OFFICER  JOHN MCHUTCHISON

TO LEAVE THE COMPANY

Foster City, Calif., July 17, 2019 — Gilead Sciences, Inc. (Nasdaq: GILD) announced today that John McHutchison, AO, MD, Chief Scientific Officer and Head of Research & Development, has decided to leave the company, effective next month.  The company will immediately commence a search for his successor.

Dr. McHutchison joined Gilead in 2010 and under his leadership, Gilead has developed five medicines that have been used by more than 3.2 million people around the world for the curative treatment of chronic hepatitis C, and treatment of chronic hepatitis B. He also oversaw the company’s expansion into oncology with the development of Gilead’s first cancer medicine, Zydelig® (idelalisib). He was appointed Chief Scientific Officer in March 2018. During his tenure, he has been responsible for broadening and overseeing the company’s Research and Development pipeline, advancing candidates in new therapeutic areas, including oncology, cell therapy and inflammation.

“Over the past nine years, John’s scientific contributions and leadership have played an instrumental role in shaping our research efforts and in improving care for millions of patients with life-threatening illnesses,” said Daniel O’Day, Chairman and Chief Executive Officer of Gilead. “Under his guidance, the company was able to rapidly advance our hepatitis C portfolio, enabling therapies to reach people in need at an unprecedented pace, and he has continued to build on that work by helping the company expand its therapeutic areas of focus. We are grateful to John for his many contributions and wish him the best.”

“It has been a privilege to work alongside many exceptionally talented scientists,” said Dr. McHutchison. “I am grateful for the opportunity to make a difference in the lives of people with serious illnesses and confident that Gilead will continue to advance important new medicines for generations of patients to come.”

About Gilead Sciences

Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. The company strives to transform and simplify care for people with life-threatening illnesses around the world. Gilead has operations in more than 35 countries worldwide, with headquarters in Foster City, California.

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For more information about Gilead, please visit the company’s website at www.gilead.com, follow Gilead on Twitter (@Gilead Sciences) or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264